Exhibit 28(d)(9)
Proposed

Amendment No. 2 to
Expense Limitation Agreement

This Amendment No. 2 is dated August 12, 2014 by and between Roxbury Capital Management, LLC ("Roxbury") and The Roxbury Funds (the "Fund"), on behalf of the Fund's portfolios (the "Portfolios").

WHEREAS, Roxbury serves as the investment adviser to the Portfolios; and

WHEREAS, Roxbury and the Fund have entered into an Expense Limitation Agreement dated February 2, 2007, as amended (the "Expense Limitation Agreement");

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1 Exhibit A to the Expense Limitation Agreement is hereby amended by deleting such Exhibit A in its entirety and replacing it with Exhibit A attached hereto.

2. Except to the extent amended hereby, the Expense Limitation Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment No. 2 to the Expense Limitation Agreement as of the date first above written.

THE ROXBURY FUNDS, on behalf of its Portfolios		ROXBURY CAPITAL MANAGEMENT, LLC

/s/ Brian C. Beh		/s/ Brian C. Beh
By:	Brian C. Beh	By:	Brian C. Beh
Title:	President	Title:	President
Date:		Date:

Exhibit A
to
Expense Limitation Agreement

Fund	Class	Expense Cap	Termination Date
Roxbury Small-Cap Growth Fund	Institutional	1.25%	December 31, 2020
Roxbury/Mar Vista Strategic Growth Fund	Institutional	0.90%	November 1, 2020

ACTIVE/ 76387048. 1